Exhibit 10.2

October 30, 2025

Mr. Robert W. Beck

c/o Regional Management Corp.

979 Batesville Road, Suite B

Greer, SC 29651

Re: President and Chief Executive Officer Transition Matters

Dear Rob:

You have notified Regional Management Corp. (the “Corporation”) that you intend to resign from the positions of President and Chief Executive Officer of the Corporation, with the effective date of such resignation to be on or about November 10, 2025 (as defined below, the “Transition Start Date”), and to retire as an employee of the Corporation effective June 30, 2026. To assist with the orderly transition of duties and responsibilities from you to a new President and Chief Executive Officer of the Corporation, you and the Corporation have agreed that you will serve in your current role until the Transition Start Date and that you will continue as a non-executive level employee of the Corporation from the Transition Start Date until your last day of employment with the Corporation (the “Termination Date”). The period between the Transition Start Date and the Termination Date is referred to herein as the “Transition Period.” This Letter Agreement (including Schedule A, attached hereto, the “Letter Agreement”) sets forth certain understandings, agreements, and obligations between you and the Corporation related to your resignation from your position as President and Chief Executive Officer of the Corporation and related transition matters.

1.
Transition Duties. Until the Transition Start Date, you agree to continue to serve as President and Chief Executive Officer of the Corporation and certain subsidiaries and affiliates of the Corporation and fulfill the duties and responsibilities of such positions in accordance with the terms of applicable laws, rules, and regulations (“Applicable Law”), applicable policies and procedures of the Corporation, and the directions of the Board of Directors of the Corporation (the “Board”) and/or the Human Resources and Compensation Committee of the Board (the “Committee”). The Board anticipates that the new President and Chief Executive Officer will commence his employment with the Corporation on or around November 10, 2025 (such date of commencement of employment, the “Transition Start Date”), at which time the new President and Chief Executive Officer will be appointed by the Board, and you will begin service in a new non-executive employee role as Senior Advisor. Beginning on the Transition Start Date, you agree to serve as Senior Advisor until the Termination Date (as defined above, the “Transition Period”), during which time you will support an orderly transition of duties and responsibilities to the new President and Chief Executive Officer. You acknowledge and agree that, during the Transition Period, the Board and/or the Committee may determine that your title, duties, and/or responsibilities should be reduced or otherwise modified as appropriate to facilitate the transition to a new President and Chief Executive Officer. You expressly agree to use your best efforts to assist with such transition. You will voluntarily resign as a member of the Board effective as of the Transition Start Date, you will resign from your role as President and Chief Executive Officer of the Corporation and from all other positions held with the Corporation, its subsidiaries, and its affiliates effective as of the Transition Start Date, and you will execute any appropriate forms that the Corporation, its subsidiaries, and its affiliates may prepare for you to sign to put such resignations into effect. Your employment with the Corporation will continue during the Transition Period.

2.
Nature of Termination of Employment. You are a participant in the Corporation’s Executive Severance and Change in Control Plan (such plan, as it may be amended and/or restated, the “Severance Plan”) and in the Corporation’s Annual Incentive Plan, as amended and restated (the “Annual Incentive Plan”). You also have been granted equity awards under the Corporation’s 2015 Long-Term Incentive Plan, as amended and restated (the “2015 Plan”), and the Corporation’s 2024 Long-Term Incentive Plan (the “2024 Plan;” each such plan being also referred to herein individually as a “Stock Plan” and together as the “Stock Plans”), and in accordance with the terms of award agreements (each, an “Award Agreement” and collectively, the “Award Agreements”) under the applicable Stock Plan. You acknowledge and agree that (i) your proposed retirement effective June 30, 2026 constitutes a voluntary termination of employment by you under the Severance Plan, the Annual Incentive Plan, and the 2015 Plan and associated Award Agreements, and, as clarified in Paragraph 5 below and Schedule A attached hereto, a retirement from employment by you under the 2024 Plan and associated Award Agreements; (ii) your modified duties and responsibilities, the appointment of a new President and Chief Executive Officer, and the other changes to the terms and conditions of your employment described in or related to the terms of this Letter Agreement shall not constitute a termination by you for “good reason,” an “involuntary termination,” or a termination by the Corporation without “cause,” as such terms (or similar terms) are defined and construed under the Severance Plan, the Stock Plans, any Award Agreements, or the Annual Incentive Plan; (iii) you expressly consent to such changes in position, duties, and compensation; and (iv) except as otherwise provided in Paragraph 3 herein, you are not entitled to any additional compensation as a result of the terms of, or changes to the terms of, your employment as described in clauses (i), (ii), and (iii) of this sentence. You also acknowledge and agree that, as of and from the Transition Start Date, (i) you will no longer be an executive-level employee of the Corporation, (ii) other than to the extent of your continuing obligations set forth and acknowledged by you in this Letter Agreement, you will no longer be a participant in the Severance Plan, and (iii) you are not now and will not in the future be entitled to any severance payments under the Severance Plan or any other plan, policy, or agreement of the Corporation or its subsidiaries or affiliates. You also acknowledge and agree that the compensation to be received pursuant to this Letter Agreement constitutes valuable and sufficient consideration (to which you are not otherwise entitled) in exchange for your rights and obligations under this Letter Agreement, including but in no way limited to your continued compliance with the restrictive covenants as described in Paragraph 7 herein and Section 6 of the Severance Plan, and your execution of a waiver and release of claims as provided in Paragraph 11 herein.
3.
Salary. In consideration for your services during the Transition Period, (i) you will continue to be paid an annual base salary of $680,000 (pro-rated for any partial year) through December 31, 2025, and (ii) you will be paid a monthly base salary of $166,667 (pro-rated for any partial month) for the period commencing January 1, 2026 and ending on June 30, 2026. Such salary as described in clauses (i) and (ii) of the preceding sentence will be paid to you periodically in accordance with the normal payroll practices of the Corporation. Should you elect to voluntarily terminate your employment with the Corporation or should the Corporation terminate your employment for “cause” (as such term is defined in the Severance Plan) prior to June 30, 2026, your right to continued salary shall cease. In addition, in the event that the Corporation terminates your employment for reasons that do not constitute “cause” (as such term is defined in the Severance Plan) prior to June 30, 2026, the Corporation will pay you the remaining amount of any unpaid salary as described in clauses (i) and (ii) of the first sentence of this Paragraph 3 (such remaining amount, the “Termination Amount”), with such Termination Amount to be payable in one lump sum to be paid to you thirty (30) days following the expiration of the release revocation period related to the Final Release (as defined in Paragraph 11 below), as described in Paragraph 11 and Paragraph 23 below (or as may be otherwise required under Section 409A of the Internal Revenue Code of 1986 (the “Code”)). If, during the Transition Period, you accept other employment, you expressly acknowledge and agree that such acceptance will qualify as a voluntary termination of your employment with the Corporation, and your right to continued salary, including but not limited to the Termination Amount, under this Letter Agreement shall terminate effective immediately. Notwithstanding the foregoing, your acceptance of a role as a member of a board of any company (other than those companies set forth in Paragraph 7 of this Letter Agreement) shall not, by itself, constitute a voluntary termination for purposes of this Letter Agreement. Your right to salary (other than with respect to the Termination Amount) will terminate upon the termination of your employment with the Corporation on the Termination Date.
4.
2025 Annual Bonus. As you know, pursuant to the Annual Incentive Plan, the Committee previously awarded you the opportunity to earn a cash bonus based upon the Corporation’s and your performance in 2025 (the “2025 Annual Bonus”). You will remain eligible to earn the 2025 Annual Bonus in accordance with and subject to the parameters previously established by the Committee and communicated to you. Any such 2025 Annual Bonus shall be payable when the 2025 Annual Bonus would otherwise have been paid under the Annual Incentive Plan (but in any event shall be paid prior to March 14th of the year following the year in which the 2025 Annual Bonus was earned) and otherwise in accordance with the terms of the Annual Incentive Plan. You acknowledge and agree that you will not be eligible for any annual or other bonus under the Annual Incentive Plan or any other incentive plan of the Corporation for 2026 or thereafter.
5.
Long-Term Incentive Awards. As you know, you have been granted certain long-term incentive awards under the 2015 Plan and the 2024 Plan and related Award Agreements. Any equity, equity-based awards or incentive awards granted to you shall continue in accordance with their terms and shall be governed by the terms of the applicable Stock Plans and related Award Agreements, as clarified in this Letter Agreement, including Schedule A, attached hereto and made a part of this Letter Agreement. Further, for clarity, you expressly understand and agree that (a) your voluntary termination of employment shall constitute a “retirement” under the terms of the 2024 Plan and related Award Agreements (provided that such termination is not under circumstances that constitute “cause” as defined in the 2024 Plan and related Award Agreements); (b) vesting credit for awards that is based upon continued employment shall terminate as of the Termination Date; (c) without limiting the effect of the foregoing, for purposes of determining the pro-ration of certain performance-based restricted stock units granted to you on June 3, 2024 for 57,230 target units and on March 17, 2025 for 57,915 target units, the termination date for pro-ration purposes shall be your Termination Date; and (d) you will not be eligible to receive any long-term incentive awards for calendar year 2026 or thereafter. You also acknowledge that the Corporation has no obligation to notify you of the pending expiration or forfeiture of any award.
6.
Other Benefits. During the Transition Period, you may continue to participate in the Corporation’s benefit plans and arrangements to the extent you remain eligible and subject to the Corporation’s sole discretion to modify or terminate such plans and arrangements at any time. Your entitlement to benefits under such benefit plans and arrangements will be as provided in accordance with the terms and conditions of such plans and arrangements. You acknowledge and agree that you are not entitled to any additional compensation and benefits under the Severance Plan, the Stock Plans or related Award Agreements, the Annual Incentive Plan, this Letter Agreement, or otherwise except for the compensation and benefits expressly provided herein and accrued benefits under the Corporation’s 401(k) retirement plan.
7.
Continuing Obligations. You expressly acknowledge and agree that you are obligated to, shall continue to be obligated to, and shall comply with, the provisions of Section 6 (“Restrictive Covenants”) and Section 13(n) (“Injunctive Relief/Arbitration; Personal Jurisdiction and Venue”) of the

Severance Plan (notwithstanding the provisions of Paragraph 2 herein), provided, however, that Section 6(f) (“Restrictive Covenants – Non-Compete”) shall be amended as follows:

The Participant agrees that for a period of one (1) year following the Participant’s Termination Date, he shall not, directly or indirectly, on behalf of himself or any other person or entity, (i) work, whether on a full-time, part-time, consulting, or contractor basis, as an officer or in another capacity similar to his management position with the Company for, (ii) provide Business Services to or on behalf of, (iii) operate or manage, or (iv) have an ownership or controlling interest in, the following competitors of the Company: OneMain Financial, Mariner Finance, Lendmark Financial Services, World Acceptance Corp., Republic Finance, goeasy Ltd. (if and to the extent that goeasy Ltd. conducts or seeks to conduct operations within the Non-Compete Territory), Oportun Financial Corporation, Attain Finance and its affiliates, 1st Franklin Financial, and their parents, subsidiaries, and/or affiliate companies. Moreover, the restriction in this Section 6(f) shall not prevent the Participant from owning, for personal investment purposes, up to one percent (1%) of the stock of any entity whose securities are listed on a national or regional securities exchange or have been registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended.

You acknowledge and agree that the terms and conditions of Section 6 of the Severance Plan, as modified above, are reasonable and necessary to protect the legitimate interests of the Corporation and that any violation of Section 6 of the Severance Plan by you may cause substantial and irreparable harm to the Corporation. You also agree that the Corporation may seek any remedies set forth in Section 6 of the Severance Plan should you violate Section 6 of the Severance Plan. You and the Corporation specifically agree that Section 6 of the Severance Plan is incorporated herein by reference and integrated as amended herein. Notwithstanding the foregoing, (a) nothing in this Letter Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and you acknowledge and understand that you do not need the prior authorization of the Corporation to make any such reports or disclosures and are not required to notify the Corporation that you have made or will make such reports or disclosures; and (b) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.
Continuing Cooperation. Until the expiration of the applicable statutes of limitations, you agree to provide continuing reasonable cooperation, with due regard for your other professional commitments, to the Corporation in the prosecution and/or defense of any asserted or unasserted claims, charges, or lawsuits pending against it. Such cooperation shall include, but not be limited to, providing the Corporation and its legal counsel with information, affidavits, deposition testimony, or testimony as a witness in any forum; provided, however, that the Corporation will use good faith efforts to minimize any undue burden upon you in connection with your compliance with this Paragraph 8. You also agree to participate in joint messages to financial institutions and oversight agencies at the Corporation’s request. Following the Termination Date, the Corporation agrees to reimburse you for reasonable out-of-pocket expenses incurred by you at the request of the Corporation with respect to your compliance with this Paragraph 8 and, to the extent that you are required to spend substantial time on such matters, the Corporation will compensate you at an hourly rate of $340 per hour.

9.
Attorney Fee Reimbursement; Employment At-Will. The Corporation shall pay the reasonable fees and expenses of your attorney not to exceed $15,000 in connection with the review and negotiation of this Letter Agreement. You acknowledge and agree that your employment is at-will and may be terminated by you or the Corporation, for any reason or no reason, at any time, with or without notice.
10.
Withholding and Taxes. You acknowledge that, during the Transition Period and ending on the Termination Date (or on such later date(s) as may be required under Applicable Law), the Corporation shall deduct from any compensation payable to you or payable on your behalf under this Letter Agreement or otherwise all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by Applicable Law. You acknowledge that the Corporation has made no representation or warranty regarding the tax consequences associated with the benefits described under this Letter Agreement, that you agree to pay any federal, state, and local taxes for which you may be personally liable as a result of the benefits under this Letter Agreement, and that the Corporation has no obligation to achieve any certain tax result for you.
11.
Waiver and Release. As a condition to receipt of benefits payable under this Letter Agreement (including but not limited to the 2025 Annual Bonus, the Termination Amount and other additional compensation described herein), you agree as follows: You hereby fully release the Corporation and all of its shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures, and affiliates (and agents, directors, officers, employees, representatives, and attorneys of such subsidiaries and affiliates) (collectively, "Released Parties"), from any and all known or unknown claims or demands you may have against any of them. This is a general release. You expressly waive any and all claims, whether asserted on an individual or class action basis, against the Released Parties including but not limited to all claims arising out of any contract, express or implied, and whether executory or not, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence by the Released Parties and claims of express or implied defamation by the Released Parties), and any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act ("OWBPA"), the Uniformed Services Employment and Reemployment Rights Act ("USERRA"), the Worker Adjustment and Retraining Notification ("WARN") Act, the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), and the Occupational Safety and Health Act. You further release any and all claims that you may have under state law and any other claim under Federal law. You represent that you have not assigned to any other person any of such claims and that you have the full right to grant this release. Notwithstanding any other provision herein, you and the Corporation agree that you are not waiving (a) any claims that may arise in the future after you sign this Letter Agreement; (b) any rights to vested benefits under any applicable retirement and/or pension and/or deferred compensation plans; (c) vested rights under the applicable terms of any equity plans and agreements; (d) claims for unemployment compensation or continuation rights under COBRA; (e) rights to defense, indemnification, and contribution, if any, from the Corporation as provided under the directors and officers liability insurance maintained by the Corporation and as provided in Paragraph 12 hereof; and (f) your rights as a stockholder of the Corporation. In addition, within twenty-one (21) days after the Termination Date, you (or a representative of your estate in the event of your death) shall execute a waiver and release discharging the Corporation and the Released Parties from any and all legal claims (the “Final Release”). The Final Release will be in a form determined by the Corporation, substantially similar to the form of release attached to the Severance Plan as Exhibit B, as modified, mutatis mutandis, to reflect the terms of this Letter Agreement. The Corporation shall not be obligated to provide you with the 2025 Annual Bonus, the Termination Amount or the other additional compensation described herein unless (i) you timely sign and deliver the Final Release, (ii) you do not thereafter revoke the Final Release in accordance with its terms, (iii) the revocation period provided in accordance with the terms of the Final Release shall have expired, and (iv) you are in and remain in substantial compliance with the material terms of this Letter Agreement and Section 6 of the Severance Plan, as modified by this Letter Agreement, it being expressly understood that the Corporation shall have the right to recoup or require forfeiture of the 2025 Annual Bonus, the Termination Amount and other additional compensation described herein in the event that the conditions described in clauses (i), (ii), (iii), and (iv) of this sentence are not met.
12.
Indemnification. You will continue to be indemnified and held harmless by the Corporation for any third-party claims made against you as an employee, executive, and/or director of the Corporation in accordance with the Corporation’s Second Amended and Restated By-Laws in effect on the date hereof and in accordance with the directors and officers liability insurance maintained by the Corporation on the same basis as other former directors and officers.
13.
Amendment and Termination; Entire Agreement. This Letter Agreement may be amended or terminated by a written agreement between you and the Chair of the Committee (or his or her authorized designee), acting on behalf of the Corporation. This Letter Agreement contains the entire agreement of you and the Corporation related to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and you and the Corporation have made no agreements, representations, or warranties related to the subject matter of this Letter Agreement that are not set forth herein; provided, however, the parties acknowledge and agree that any agreements between you and the Corporation regarding confidentiality of information and trade secrets, and any restrictive covenants that survive the termination of employment, including, but not limited to, the Restrictive Covenants, are valid, enforceable, and shall remain in full force and effect. No term or condition of this Letter Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
14.
Compliance with Code Section 409A. The Corporation and you agree that you both will cooperate in good faith so that no compensation paid to you by the Corporation under this Letter Agreement will violate Code Section 409A and the regulations promulgated thereunder (and this Letter Agreement shall be interpreted in a manner intended to comply with the requirements of Code Section 409A or exemptions therefrom); provided, however, that, you acknowledge and agree that in the event that this Letter Agreement or any benefit described herein shall be deemed not to comply with Code Section 409A, then neither the Corporation, the Board, the Committee nor its or their designees or agents shall be liable to you or other persons for actions, decisions, or determinations made in good faith. In the event that the Corporation (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise and you are determined to be a “specified employee” (as defined under Code Section 409A), any payment of deferred compensation subject to Code Section 409A to be made to you upon a separation from service may not be made before the date that is six months after your separation from service (or death, if earlier). To the extent that you become subject to the six-month delay rule, all payments of deferred compensation subject to Code Section 409A that would have been made to you during the six months following your separation from service, if any, will be accumulated and paid to you during the seventh month following your separation from service, and any remaining payments due will be made in their ordinary course as described in this Letter Agreement. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Whenever payments subject to Code Section 409A under this Letter Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. To the extent not otherwise specified herein, all (a) reimbursements and (b) in-kind benefits provided under this Letter Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Letter Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
15.
Recoupment, Ownership, and Other Policies or Agreements. As a condition to entering into this Letter Agreement, you expressly agree and acknowledge that you are and remain subject to certain forfeiture and recoupment (or “clawback”) restrictions and requirements, including but not limited to forfeiture and recoupment provisions that apply in the event of the breach of restrictive covenants applicable to you, pursuant to (a) the Corporation’s Dodd-Frank Act Compensation Recoupment (Clawback) Policy and Supplemental Compensation Recoupment (Clawback) Policy (or any successor policies, as each such policy may be amended and/or restated); (b) the Stock Plans and related Award Agreements, and (c) the Annual Incentive Plan. In addition, you acknowledge that you are subject to any such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply to you under Applicable Law.
16.
Beneficiary. If you die before receiving all of the amounts payable to you in accordance with the terms and conditions of this Letter Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by you in writing to the Corporation during your lifetime, or if no such Beneficiary is designated, to your estate. You may change your designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Corporation in writing a new designation of Beneficiary.
17.
Governing Law; Arbitration. All matters relating to the interpretation, construction, application, validity, and enforcement of this Letter Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware. You and the Corporation knowingly and voluntarily agree to resolve any dispute arising out of or in any way related to this Letter Agreement, your employment by or services to the Corporation, or termination of such employment or services, by waiving their rights to a trial and submitting the dispute to binding and confidential arbitration in Greenville, South Carolina. The arbitration shall be conducted by a single arbitrator in accordance with the Employment/Workplace Arbitration Rules and Mediation Procedures (or such other rules for employment disputes as may be in effect after the date of this Letter Agreement) published by the American Arbitration Association (the

“Rules”). The arbitrator shall be selected by mutual agreement of the parties; if the parties cannot agree on an arbitrator within thirty (30) days after a written request for arbitration is made by one party, a neutral arbitrator shall be appointed in accordance with the aforementioned Rules. In rendering the award, the arbitrator shall have the authority to resolve only the legal dispute between the parties, shall not have the authority to abridge or enlarge substantive rights or remedies available under existing law, and shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware and any applicable federal law (including, without limitation, the Employee Retirement Income Security Act). The arbitrator’s decision and award shall be in writing and signed by the arbitrator, and accompanied by a written, concise explanation of the basis of the award. The award rendered by the arbitrator shall be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties shall share equally the cost of the arbitrator. Each party shall pay its own legal fees, which the arbitrator shall not have the authority to otherwise apportion or assign except as expressly allowed by Applicable Law. The parties hereby agree that all disputes between them which are the subject arbitration shall be treated as confidential, and neither party shall disclose or make any statement to the public or the media regarding any such dispute, or disclose any of the arguments, documents, evidence, or the subject of any such dispute, unless all parties consent; provided, however, nothing in this Paragraph 17 shall prohibit either party from making any statement or disclosure which is required or compelled by Applicable Law, or requested or required by any law enforcement or government agency or any accrediting body. The above terms notwithstanding, any legal claim asserted by the Corporation or you for or relating to workers’ compensation, unemployment compensation benefits, and claims alleging status or membership with regard to any employment benefit plan are not subject to this dispute resolution procedure. Nothing in this Paragraph 17 shall limit or prohibit (i) the Corporation from seeking injunctive relief from any court of competent jurisdiction for any claim related to the enforcement of restrictive covenants applicable to you, including but not limited to the restrictions imposed under Paragraph 7 of this Letter Agreement or Section 6 of the Severance Plan, which may be filed without the prerequisite of initiating arbitration, or (ii) either party from enforcing any judgment in any court of competent jurisdiction.
18.
Assignment. This Letter Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Corporation may, without your written consent, assign its rights and obligations under this Letter Agreement to any corporation or other business entity (a) with which the Corporation may merge or consolidate, or (b) to which the Corporation may sell or transfer all or substantially all of its assets or capital stock.
19.
Separate Representation. You hereby acknowledge that you have had the opportunity to receive independent advice from counsel of your own selection in connection with this Letter Agreement and have not relied to any extent on any director, officer, or stockholder of, or counsel to, the Corporation in deciding to enter into this Letter Agreement.
20.
Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reputable next-day commercial courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Corporation:

Regional Management Corp.

979 Batesville Road, Suite B

Greer, SC 29651

Attention: General Counsel

With a copy to:

Womble Bond Dickinson (US) LLP

301 South College Street, Suite 3500

Charlotte, NC 28202-6037

Attention: Jane Jeffries Jones

If to you, to your home address on file with the Corporation’s Human Resources department or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given (a) on the date on which delivered if delivered by hand, (b) on the next business day if sent by reputable overnight commercial courier, or (c) three business days after deposit in the mail if sent by certified mail, return receipt requested postage prepaid, except that notice of change of address will be effective only upon receipt by the other party.

21.
Counterparts. This Letter Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument. A copy of this Letter Agreement bearing the facsimile, photostatic, PDF, or other copy of the signature of a party hereto shall be as valid for all purposes as a copy bearing that party’s original signature.
22.
Severability. To the extent that any portion of any provision of this Letter Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Letter Agreement shall be unaffected and shall continue in full force and effect.
23.
Period to Consider Agreement; Revocation. You have the option to consider this Letter Agreement for a period of twenty-one (21) days before signing it, and you are advised to consult with an attorney prior to signing this Letter Agreement. By signing this Letter Agreement you acknowledge that you have had a sufficient opportunity to consider its terms and obtain any legal counsel you deem necessary. You may accept this Letter Agreement only by signing and returning a copy of this Letter Agreement to the Corporation as provided in Paragraph 20 of this Letter Agreement. You shall have the right to revoke this Letter Agreement for a period of seven (7) days after signing it. In the event that you wish to revoke the Letter Agreement, you must notify the Corporation as provided in Paragraph 20 of this Letter Agreement. You understand and agree that this Letter Agreement will not become effective until this Letter Agreement has been signed by both parties, a fully executed original is received by the Corporation, and the revocation period has expired and you do not revoke this Letter Agreement.

[Signature Page to Follow]

If the terms of this Letter Agreement are acceptable, please sign the letter below and return it to me at your earliest opportunity.

Sincerely,

/s/ Steven J. Freiberg________________________

Steven J. Freiberg
Chair of the Human Resources and Compensation Committee of the Board of Directors

I have read and understand the provisions of this Letter Agreement and I hereby agree to the terms of this Letter Agreement.

Signature:

/s/ Robert W. Beck_______________________
Robert W. Beck

Date: October 30, 2025

Schedule A

General Vesting, Forfeiture Terms, and Treatment Upon Termination of

Employment of Outstanding, Unvested Awards Under Stock Plan Award Agreements

This summary is qualified in its entirety by the terms of the applicable Stock Plan and related Award Agreement:

1.
Restricted Stock Award Agreement under the 2015 Plan dated June 14, 2023 for 49,148 shares.
▪
Subject to your continued employment (or as otherwise set forth in the Award Agreement), the remaining unvested 16,384 shares shall vest on December 31, 2025.
2.
Performance Restricted Stock Unit Award Agreement under the 2015 Plan dated June 14, 2023 for 46,296 target shares, with vesting date of December 31, 2025, and performance period ending June 14, 2026.
▪
Your voluntary termination does not qualify for “retirement” under the 2015 Plan or the Award Agreement. The shares subject to the Award Agreement shall be eligible to be earned and vested, if at all, as determined by the Committee, based on attainment of the performance goals during the performance period as specified in the Award Agreement and Schedule A attached to the Award Agreement, subject to your continued employment through December 31, 2025 (or as otherwise set forth in the Award Agreement and as clarified in resolutions of the Committee dated January 30, 2024).
3.
Restricted Stock Unit Award Agreement under the 2024 Plan dated June 3, 2024 for 53,191 shares.
▪
Your voluntary termination of employment shall be deemed to constitute a “retirement” as defined under the 2024 Plan and the Award Agreement (provided that such termination is not under circumstances that would constitute “cause” as defined under the 2024 Plan or the Award Agreement). In the event of your retirement, unvested shares subject to the award shall continue to vest as if you remained employed through each vesting date.
4.
Performance Restricted Stock Unit Award Agreement under the 2024 Plan dated June 3, 2024 for 57,230 target shares, with service period completion date of December 31, 2026, and performance period ending June 3, 2027.
▪
Your voluntary termination of employment shall be deemed to constitute a “retirement” as defined under the 2024 Plan and the Award Agreement (provided that such termination is not under circumstances that would constitute “cause” as defined under the 2024 Plan or the Award Agreement). In the event of your retirement, a pro-rata portion of the award, determined as of the date of the qualifying termination in accordance with the provisions of the Award Agreement, shall be eligible to be earned and vested, if at all, as determined by the Committee, based on attainment of the performance goals during the performance period as specified in the Award Agreement and Schedule A attached to the Award Agreement. Any remaining shares subject to the award other than the pro-rata shares described herein will be forfeited.
5.
Restricted Stock Unit Award Agreement under the 2024 Plan dated March 17, 2025 for 50,437 shares.
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Your voluntary termination of employment shall be deemed to constitute a “retirement” as defined under the 2024 Plan and the Award Agreement (provided that such termination is not under circumstances that would constitute “cause” as defined under the 2024 Plan or the Award Agreement). In the event of your retirement, unvested shares subject to the award shall continue to vest as if you remained employed through each vesting date.
6.
Performance Restricted Stock Unit Award Agreement under the 2024 Plan dated March 17, 2025 for 57,915 target shares, with service period completion date of December 31, 2027, and performance ending December 31, 2027.
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Your voluntary termination of employment shall be deemed to constitute a “retirement” as defined under the 2024 Plan and the Award Agreement (provided that such termination is not under circumstances that would constitute “cause” as defined under the 2024 Plan or the Award Agreement). In the event of your retirement, a pro-rata portion of the award, determined as of the date of the qualifying termination in accordance with the provisions of the Award Agreement, shall be eligible to be earned and vested, if at all, as determined by the Committee, based on attainment of the performance goals during the performance period as specified in the Award Agreement and Schedule A attached to the Award Agreement. Any remaining shares subject to the award other than the pro-rata shares described herein will be forfeited.

For the avoidance of doubt, your resignation from the positions of President and Chief Executive Officer on the Transition Start Date will not be deemed to be a termination of employment for purposes of each Award Agreement.